Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

THE WOODLANDS, TEXAS, Tuesday, September 8, 2015 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2016 second quarter ended July 31, 2015 (Q2 FY 2016).

Overview

•	On August 17, 2015, Layne sold its Geoconstruction business segment for total consideration of approximately $43.0 million, which included an estimate of the business segment’s working capital at closing. Financial results for Layne reflect Geoconstruction as discontinued operations for both current and historical periods.

•	Revenues declined 4.2% to $176.3 million in Q2 FY 2016 from $184.1 million in Q2 FY 2015, driven mainly by lower revenues at Mineral Services and Heavy Civil, partially offset by revenue increases at Water Resources and Inliner.

•	Water Resources and Inliner continued to post strong performance while losses narrowed at Heavy Civil.

•	Reported net loss attributable to Layne was $18.2 million in Q2 FY 2016, or $(0.93) per diluted share, compared to a net loss of $55.0 million, or $(2.81) per diluted share, in Q2 FY 2015.

•	Q2 FY 2016 results included a $5.4 million profit, or $0.26 per diluted share, from the discontinued Geoconstruction operations while Q2 FY 2015 results included a net loss of $42.3 million or $(2.16) per share from discontinued operations.

•	Included in Q2 FY 2016 results from continuing operations were $16.5 million in costs, or $(0.84) per diluted share, related to asset impairments within Energy Services and restructuring costs including Mineral Services’ plan to exit its Africa business. Excluding the impact of these costs, the loss from continuing operations was $7.0 million, or $(0.35) per diluted share.

•	Total backlog of $380.9 million at July 31, 2015 compared to $380.4 million at April 30, 2015, and $421.5 million at July 31, 2014.

•	As of July 31, 2015, cash and cash equivalents were $38.1 million, total debt was $162.4 million, and equity was $148.4 million ($7.00 per share). Total liquidity, including availability under Layne’s credit facility and total cash and cash equivalents, was $97.1 million at July 31, 2015, compared to $118.3 million at April 30, 2015. With the pro forma effects for the closing of the sale of the Geoconstruction business and related amendments to Layne’s credit facility, total liquidity at July 31, 2015 would have been approximately $144.7 million.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We remain pleased with the performance of our core water-related platforms, in particular Water Resources and Inliner, which continue to generate strong revenue and improving margins. There was sequential progress in narrowing the operating losses at our Heavy Civil division, where we delivered close to a break-even quarter as our risk management initiatives and our commercial discipline are taking hold. We continue to expect that commodity- and energy-related headwinds will impact our Mineral Services and Energy Services businesses during FY 2016, although we expect those segments to operate on a cash neutral basis for the year. With the sale of our Geoconstruction division complete, we have dramatically improved our credit and liquidity position and will continue our strategic focus to reshape our operating portfolio and concentrate on Layne’s core competencies.

“The strategic transformation of our operating portfolio is an important step in our quest to create a more profitable entity for our shareholders. During our fiscal 2016 second quarter, we incurred restructuring costs as part of a plan to exit and monetize our mining services operations in Africa and eliminate our losses in the region.

“Further, during the quarter, we launched a company-wide business performance improvement initiative designed to reduce our overall cost structure, enhance our efficiencies, and optimize our commercial strategy with a focus on improving profitability and cash flow. While we still have much work to do to strengthen Layne’s operating performance and overall financial position, we are encouraged with the progress thus far, and we anticipate continued improvement going forward,” added Caliel.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months Ended July 31, (unaudited)		Six Months Ended July 31, (unaudited)
(in thousands, except per share data)	2015	2014	2015	2014
Revenues	$176,317	$184,100	$350,588	$342,745

Cost of revenues (exclusive of depreciation and amortization, and impairment charges shown below)	(151,249)	(155,218)	(294,480)	(293,012)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(28,829)	(26,097)	(58,075)	(57,253)

Depreciation and amortization	(8,254)	(11,437)	(16,989)	(22,256)
Impairment charges	(4,598)	—	(4,598)	—
Restructuring costs	(4,361)	(1,328)	(4,551)	(1,328)
Equity in losses of affiliates	(1,486)	(212)	(1,593)	(278)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(4,295)	(3,025)	(8,147)	(7,074)
Other income, net	252	751	1,293	611

Loss from continuing operations before income taxes	(26,503)	(12,466)	(32,316)	(37,845)
Income tax benefit (expense)	2,993	(213)	2,232	(1,969)

Net loss from continuing operations	(23,510)	(12,679)	(30,084)	(39,814)
Net income (loss) from discontinued operations	5,356	(42,280)	5,372	(41,897)

Net loss	(18,154)	(54,959)	(24,712)	(81,711)
Net income attributable to noncontrolling interests	—	(69)	—	(1,045)

Net loss attributable to Layne Christensen	$(18,154)	$(55,028)	$(24,712)	$(82,756)

Earnings per share information attributable to Layne Christensen shareholders:
Loss per share from continuing operations - basic and diluted	$(1.19)	$(0.65)	$(1.53)	$(2.08)
Earnings (loss) per share from discontinued operations - basic and diluted	0.26	(2.16)	0.27	(2.14)

Loss per share attributable to Layne Christensen - basic and diluted	$(0.93)	$(2.81)	$(1.26)	$(4.22)

Weighted average shares outstanding - basic and dilutive	19,744	19,629	19,690	19,627

Q2 FY 2016 Results Overview

Revenues for Q2 FY 2016 decreased $7.8 million, or 4.2%, to $176.3 million from $184.1 million in Q2 FY 2015. Lower revenues at Mineral Services, Heavy Civil and Energy Services were partially offset by increases in Inliner and Water Resources.

Cost of revenues for Q2 FY 2016 decreased $4.0 million, or 2.6%, to $151.2 million from $155.2 million in Q2 FY 2015. As a percentage of revenues, these costs increased to 85.8% in Q2 FY 2016 from 84.3% in Q2 FY 2015. Cost of revenues in Q2 FY 2016 included a $7.6 million write-down of inventory as part of restructuring in Africa. Excluding the Africa inventory write-down, Q2 FY 2016 cost of revenues was $143.6 million or 81.5% of revenues.

Selling, general and administrative expenses in Q2 FY 2016 increased by $2.7 million to $28.8 million, or 16.4% of revenues, from $26.1 million, or 14.2% of revenues, in Q2 FY 2015. Prior year expenses benefited from a $5.2 million accrual reversal related to Layne’s settlement of an FCPA investigation. Absent this reversal, Q2 FY 2015 selling, general and administrative expense would have been $31.3 million. The reduction from this adjusted prior year amount to Q2 FY2016 levels was primarily due to lower consulting costs and compensation expenses.

Depreciation and amortization decreased 27.8% to $8.3 million for Q2 FY 2016 from $11.4 million for the same period last year, due to reduced capital expenditures and disposals of underutilized assets.

Layne had $16.5 million of impairment and restructuring charges during Q2 FY 2016, consisting primarily of $4.6 million in asset impairments related to Energy Services and $11.7 million of restructuring costs related to Mineral Services’ plan to exit its Africa operations.

Equity in losses of affiliates increased to $1.5 million for Q2 FY 2016 from $0.2 million for the same period last year. Layne’s international affiliates generated higher losses due to continuing depressed conditions in the minerals market.

Interest expense increased to $4.3 million for Q2 FY 2016 from $3.0 million for the same period last year. The increase was mainly due to a higher debt balance and higher interest rate related to the issuance of the 8.0% Convertible Notes during the first quarter of FY 2016.

Income tax benefit for continuing operations of $3.0 million was recorded for Q2 FY 2016, compared to a $(0.2) million expense for the same period last year. The tax benefit recorded during Q2 FY 2016 includes the use of tax benefits to offset the estimated gain that will be recognized during the third quarter on the sale of Geoconstruction. Layne recorded no tax benefit on domestic deferred tax assets and certain foreign deferred tax assets generated during Q2 FY 2016.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q2 FY 2016 for each segment versus the prior year period follows the table.

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues
Water Resources	$53,852	$53,431	$105,667	$96,557
Inliner	41,790	39,837	89,810	73,320
Heavy Civil	51,195	53,170	98,522	102,588
Mineral Services	25,821	31,971	49,127	61,459
Energy Services	3,620	4,717	7,411	7,545
Other	4,197	4,957	8,450	8,900
Intersegment eliminations	(4,158)	(3,983)	(8,399)	(7,624)

Total revenues	$176,317	$184,100	$350,588	$342,745

Equity in (losses) earnings of affiliates

Mineral Services	$(1,486)	$(212)	$(1,593)	$(278)

Income (loss) from continuing operations before income taxes
Water Resources	$4,554	$5,134	$8,338	$6,959
Inliner	5,040	3,726	10,402	8,569
Heavy Civil	(961)	(4,637)	(2,543)	(13,217)
Mineral Services	(14,137)	(1,144)	(16,458)	(4,943)
Energy Services	(5,416)	(836)	(6,384)	(1,562)
Other	(137)	41	228	161
Unallocated corporate expenses	(11,151)	(11,725)	(21,988)	(26,738)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(4,295)	(3,025)	(8,147)	(7,074)

Total loss from continuing operations before income taxes	$(26,503)	$(12,466)	$(32,316)	$(37,845)

	As of
(in thousands)	July 31, 2015	January 31, 2015
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$38,143	$21,661
Working capital, including current maturities of long term debt	127,286	104,832
Total assets	514,208	545,513
Total long term debt, excluding current maturities	162,258	132,137
Total Layne Christensen equity	148,444	181,215
Common shares issued and outstanding	21,213	20,121

Water Resources

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues	$53,852	$53,431	$105,667	$96,557
Income before income taxes	4,554	5,134	8,338	6,959

Higher revenues at Water Resources in Q2 FY 2016 reflected overall market strength and high asset utilization rates and benefitted from the impact of drought and agribusiness-related water management projects in the western United States.

Income before income taxes was $4.6 million, or 8.5% of revenues compared to $5.1 million, or 9.6% of revenues, in Q2 FY 2015 due to higher operating and SG&A costs. Income before income tax during the quarter increased sequentially from $3.8 million or 7.3% of revenues in Q1 FY 2016.

Backlog at Water Resources remained strong at $97.5 million as of July 31, 2015 compared to $103.1 million at April 30, 2015.

Inliner

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues	$41,790	$39,837	$89,810	$73,320
Income before income taxes	5,040	3,726	10,402	8,569

Higher revenues at Inliner were primarily due to the increase in work orders under existing contracts. Inliner continues to incrementally increase its workforce and equipment capacity to address market growth opportunities.

Income before income taxes rose to $5.0 million from $3.7 million in Q2 FY 2015. As a percentage of revenues, income before income taxes increased to 12.1% from 9.4% in Q2 FY 2015, primarily due to higher margin projects and good project execution.

Backlog at Inliner was $118.9 million as of July 31, 2015, compared to $120.1 million as of April 30, 2015.

Heavy Civil

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues	$51,195	$53,170	$98,522	$102,588
Loss before income taxes	(961)	(4,637)	(2,543)	(13,217)

The decline in revenues at Heavy Civil is due to the continuing strategic shift towards more selective opportunities including negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts. These negotiated and alternative delivery contracts are typically lower risk and are contributing to improved margins.

Loss before income taxes narrowed to $1.0 million in Q2 FY 2016 from $4.6 million in Q2 FY 2015 due to the margin improvements, reduced depreciation expense as Heavy Civil continues to limit its capital expenditures, and gains on the sale of underutilized equipment.

Backlog at Heavy Civil was $164.1 million as of July 31, 2015 compared to $155.5 million as of April 30, 2015.

Mineral Services

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues	$25,821	$31,971	$49,127	$61,459
Loss before income taxes	(14,137)	(1,144)	(16,458)	(4,943)

Restructuring costs, included above	(11,675)	(1,102)	(11,696)	(1,102)

Equity in losses of affiliates, included above	(1,486)	(212)	(1,593)	(278)

Although revenues in the U.S. operations were up slightly over last year, Mineral Services revenues outside the U.S. continued to decline as mining exploration spending remains depressed.

Loss before income taxes widened compared to the prior year primarily as a result of the decision to exit operations in Africa. Layne incurred restructuring costs of approximately $11.7 million, consisting primarily of $7.6 million due to a write-down of inventory, $2.9 million related to the write-down of fixed assets in the region to reflect estimated realizable values and $1.2 million related to severance and other costs.

Equity in losses from affiliates in South America widened during Q2 FY 2016, when compared to the same period in FY 2015, as Layne’s affiliates continue to be impacted by depressed minerals markets.

Energy Services

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2015	2014	2015	2014
Revenues	$3,620	$4,717	$7,411	$7,545
Loss before income taxes	(5,416)	(836)	(6,384)	(1,562)

Impairment charges, included above	(4,598)	—	(4,598)	—

Energy Services continues to face a challenging marketplace, with many projects being deferred as a result of the global decline in oil prices and its impact on clients’ capital budgets.

Loss before income taxes was worse than the prior year period as Energy Services continued to reduce operating costs but also incurred an asset impairment charge of $4.6 million related to reduced expectations of oil and gas drilling that drives demand for Layne’s energy-related water services.

Backlog at Energy Services was $0.4 million as of July 31, 2015 compared to $1.7 million at April 30, 2015.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses, were $11.2 million for Q2 FY 2016 compared to $11.7 million for the same period last year. The $0.5 million decrease was primarily due to reductions in compensation expenses due to workforce reductions. While Layne expects corporate expenses to decline in future periods, on-going strategic review efforts and costs related to business performance improvement will require additional investment in the near term.

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Wednesday, September 9, 2015, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through September 16, 2015 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13617657#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intend,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Ken Dennard/Jack Lascar

713-529-6600

ken@dennardlascar.com

jlascar@dennardlascar.com

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